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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Time Warner Telecom Holdings, Inc. ("Holdings") for the registration of $200,000,000 of Holdings' 9 1/4% Senior Notes Due 2014 and to the incorporation by reference therein of our reports dated March 14, 2005, with respect to the consolidated financial statements and schedules of Time Warner Telecom, Inc., its management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of its internal control over financial reporting, included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado
June 3, 2005

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Consent of Independent Registered Public Accounting Firm